UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: September 15, 2021
(Date of earliest event reported)

KIMBERLY-CLARK CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-225	39-0394230
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

P.O. Box 619100
Dallas, TX
75261-9100
(Address of principal executive offices)
(Zip code)

Registrant’s telephone number, including area code: (972) 281-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KMB	New York Stock Exchange
0.625% Notes due 2024	KMB24	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

(d)    On September 15, 2021, the Board of Directors (the “Board”) of Kimberly-Clark Corporation (the “Corporation”) elected Deirdre Mahlan, 59, and Jaime Ramirez, 55, as independent members of the Board, and also appointed both to the Board’s Audit Committee, effective immediately. In connection with the appointment of Ms. Mahlan and Mr. Ramirez, the size of the Board will be increased from eleven to thirteen members.

Ms. Mahlan is a former President of Diageo North America at Diageo plc, a leading beverage company. Mr. Ramirez is the Executive Vice President and President, Global Tools and Storage for Stanley Black & Decker, Inc., a leading industrial and consumer products company. Ms. Mahlan and Mr. Ramirez will participate in the outside director compensation programs described under “Director Compensation” in the Corporation’s proxy statement filed with the SEC on March 8, 2021.

A copy of the news release announcing the election of Ms. Mahlan and Mr. Ramirez to the Board is attached as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

99.1    News release issued by Kimberly-Clark Corporation on September 15, 2021
101    Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.
104    The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBERLY-CLARK CORPORATION

Date:	September 15, 2021	By:	/s/ Alison M. Rhoten
Alison M. Rhoten VP, Deputy General Counsel, Global Corporate Affairs & Corporate Secretary

Exhibit 99.1

Kimberly-Clark Elects Dierdre Mahlan and
Jaime Ramirez to its Board of Directors

DALLAS, Sept. 15, 2021 – Kimberly-Clark Corporation (NYSE:KMB) today announced that it has elected Deirdre Mahlan and Jaime Ramirez to its board of directors, effective immediately. Ms. Mahlan and Mr. Ramirez each will serve on the company's Audit Committee.

“Adding Deirdre and Jaime to our board will bring valuable perspective as we execute our long-term growth strategy,” said Mike Hsu, Chairman and CEO of Kimberly-Clark. “Deirdre has deep finance and CPG experience, having led the North American unit for one of the world’s largest beverage companies, and Jaime brings valuable international perspective from his leadership roles overseeing growth in emerging markets. Both leaders will provide unique contributions to our board conversations.”

Ms. Mahlan brings extensive experience in senior finance and general management roles, most recently from her nearly 20-year career at Diageo plc, where she rose to President of Diageo North America in 2015 after serving as the company’s Chief Financial Officer from 2010. Prior to joining Diageo in 2001, she held various senior finance roles in Joseph Seagram and Sons, Inc. and PwC. She holds a bachelor’s degree in accounting from New York University, and an MBA in finance and international business from Columbia University. Ms. Mahlan currently serves on the board of directors of Experian plc and The Duckhorn Portfolio, Inc.

Mr. Ramirez currently serves as Executive Vice President and President, Global Tools and Storage for Stanley Black & Decker. Over his 30-year career with the company, he has held various roles of global responsibility, including Senior Vice President and Chief Operating Officer of the company’s Tools & Storage business, President for the Exponential Learning Unit (STANLEY X), and Senior Vice President and President of Global Emerging Markets. He earned a bachelor’s degree in industrial engineering from the Universidad Javeriana in Bogota, Colombia, and an MBA from Loyola University in Maryland.

About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Sweety, Softex, Viva and WypAll, hold the No. 1 or No. 2 share position in 80 countries. We use sustainable practices that support a healthy planet, build stronger communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's nearly 150-year history of innovation, visit kimberly-clark.com.

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MEDIA CONTACT: Terry Balluck, Kimberly-Clark Corp., media.relations@kcc.com